EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE
       CHARMING SHOPPES, INC. ANNOUNCES ACQUISITION OF CROSSTOWN TRADERS,
                          INC. FROM JPMORGAN PARTNERS

Bensalem, PA, May 19, 2005 - Charming Shoppes, Inc. (NASDAQ:CHRS) a leading retail apparel chain specializing in women's plus-size apparel, today announced that it has entered into a definitive agreement to acquire Crosstown Traders, Inc., a direct marketer of women's apparel, footwear and specialty gifts, from JPMorgan Partners, the private equity arm of J.P. Morgan Chase & Co. This catalog acquisition, approved by Charming Shoppes' Board of Directors, is a major step in the Company's long-term growth strategy and is expected to be accretive to earnings per share beginning in the current fiscal year. Subject to regulatory approval and certain closing conditions, the transaction should be completed during the second quarter of the current fiscal year.

Under terms of the agreement, Charming Shoppes will pay approximately $218 million in cash for Crosstown Traders, plus the assumption of Crosstown Traders' debt. In conjunction with the closing of the transaction, Charming Shoppes plans to securitize a substantial portion of Crosstown's accounts receivable. The proceeds from the securitization are expected to approximate the amount of Crosstown Traders' indebtedness, which will be retired at closing.

The transaction will be financed with existing cash and borrowings under Charming Shoppes' revolving credit facility. Concurrent with this transaction, Charming Shoppes is negotiating with its lenders for an amended and restated committed credit facility in the amount of $375 million for a period of five years. The new facility is expected to provide additional liquidity on significantly improved terms compared to the Company's current $300 million revolving credit facility, which is scheduled to expire in August 2008.

Crosstown Traders, a leading apparel catalog retailer, operates eleven catalog titles, with 2004 revenues of approximately $460 million. The majority of Crosstown's revenues are derived from the catalog sales of women's apparel, of which plus-sizes is an important component, as well as footwear and accessories. Charming Shoppes plans to continue to operate Crosstown Traders as a separate entity, which will remain at its Tucson, Arizona headquarters.

"This is a significant milestone in Charming Shoppes' transformation into a multi-channel retailer, and provides us with a highly profitable platform through which we can increase shareholder value", said Dorrit J. Bern, Chairman, CEO and President of Charming Shoppes, Inc. "Crosstown is a leading direct marketer of apparel and gifts, operated by a seasoned management team. It operates with strong operating margins, and is expected to enhance our consolidated margins and earnings. This strategic acquisition affords us the opportunity to immediately and profitably expand both our revenue and customer base. We benefit from the mix and penetration of plus-size apparel sales at Crosstown Traders, and they bring us well-honed skills in direct marketing to the plus-size apparel customer. At the same time, this is a key step in our preparation for the launch of our own catalog for the Lane Bryant brand in October 2007, when the Lane Bryant catalog trademark reverts to us.

"The acquisition of Crosstown Traders, with its impressive portfolio of catalog titles, enables us to enter a new sales channel to quickly and meaningfully advance our strategy for growth as a multi-channel retailer. Online selling, now available at each of Charming Shoppes' brands, is experiencing extraordinary growth, which will benefit from Crosstown Traders' operations and expanded infrastructure. Crosstown's operations include several distribution centers and an 850-seat call center network, supported by its integrated systems platforms. This important transaction also provides us with a complete and scalable infrastructure to support our planned expansion in both the catalog and e-commerce direct-to-consumer channels", Bern concluded.

Steven Lightman, President of Crosstown Traders, has more than 20 years experience at the company, and will continue as its President. He stated, "We are thrilled with Crosstown's opportunity to become part of and contribute strongly to the direct-to-consumer strategy at Charming Shoppes. The prospects for each of our companies to add to the strengths of the other are compelling. We believe that Charming Shoppes' expertise in proprietary credit, the opportunity to utilize their customer database of 29 million customer names, and the ability to leverage Charming Shoppes' expertise in direct sourcing will provide Crosstown Traders with the resources necessary to further accelerate its growth and expand its profit margins."

Lightman continued, "Crosstown operates a suite of catalogs, providing multiple presentations to our wide-ranging customer base. Like Charming Shoppes, we enjoy a host of operational synergies, as our differentiated product offerings are supported by an integrated back-end. I am delighted to partner with a company that shares our culture and values, with a strong opportunity to achieve synergies that will contribute to enhancing our combined value. Additionally, we look forward to joining an organization with the financial strength to invest in and accelerate our future growth."

Banc of America Securities LLC acted as exclusive financial advisor to Charming Shoppes, Inc. in connection with this transaction. Crosstown Traders was introduced to the Company by its investment bankers at J.P. Morgan. Goldman, Sachs & Co. and GLC Securities Corp., an affiliate of Gruppo, Levey & Co., advised Crosstown Traders, Inc.

About the catalog direct-to-consumer channel
--------------------------------------------
The catalog channel is one of America's largest apparel channels, and is the only delivery channel in which Charming Shoppes has not previously had a presence.

According to research by Forrester Research, multi-channel customers are 2 to 4 times more productive than single channel customers. With a compounding effect on customer behavior, multi-channels enrich the total brand experience and drive increased customer loyalty. Direct-to-consumer channels, including catalogs, are important to plus-size customers, and even more so to the extended size customer. Catalog sales account for approximately 6.9% of women's large size apparel sales, compared to 3.9% of misses size apparel sales.

The behavioral shopping characteristics of tri-channel customers - those utilizing stores, e-commerce and direct marketing channels - include strong interdependencies, with customers using the channels interchangeably. The channels are used to browse catalogs, search websites, and ultimately make purchases through all three channels.

About Crosstown Traders
-----------------------
Crosstown Traders is a direct marketer of women's apparel, footwear and specialty gifts headquartered in Tucson, AZ, with additional facilities in Phoenix, AZ, Greenwich, CT, Carlsbad, CA and Wilmington, NC, and central Wisconsin. The company markets high-quality women's apparel through its Old Pueblo Traders, Bedford Fair Lifestyles, Bedford Fair Shoestyles, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, and Coward Shoe catalog titles. Figi's, headquartered in Marshfield, WI, markets food and specialty gift products.

Crosstown Traders was formed in 2002 by JPMorgan Partners, the private equity arm of J.P. Morgan Chase & Co., to acquire Arizona Mail Order Company and Figi's from Federated Department Stores.

With nearly 4 million active customers, Crosstown Traders operations include three distribution centers and 850 call center seats. Their customers are serviced by Crosstown Traders' 1,400 full time and 2,000 seasonal employees. Crosstown Traders offers proprietary credit products to its customer base, and direct-to-consumer shopping channels of both catalog and e-commerce.

About Charming Shoppes, Inc.
----------------------------
Charming Shoppes, Inc. was founded in 1940. The Company had net sales of $2.3 billion in fiscal 2005 and currently operates 2,230 stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Fashion Bug/Fashion Bug Plus is the Company's largest apparel brand, with over 1,000 stores in 46 states. Fashion Bug serves women 20-49 years old, with low to moderate income and mainstream fashion tastes. Fashion Bug offers fashion apparel and accessories primarily in plus, misses and junior sizes.

Lane Bryant is the most recognized name in women's specialty plus-size apparel. Operating over 700 stores in 46 states, Lane Bryant provides stylish and sophisticated fashion apparel and related accessories to women 25-45 years old, wearing plus-sizes 14 and greater.

Catherines Plus Sizes is a leading plus-size retailer with over 450 stores in 44 states. The brand serves women 40-65 years old and offers classic apparel and accessories for career and casual lifestyles in a one-to-one selling environment.

About JPMorgan Partners
-----------------------
J.P. Morgan Partners, LLC (JPMP) is a leading private equity firm with over $12 billion in capital under management as of March 31, 2005. JPMorgan Partners is the private equity arm of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States, and is a registered investment adviser with the Securities and Exchange Commission. For additional information, please visit our website at www.jpmorganpartners.com.

Charming Shoppes, Inc. will host a conference call tomorrow, May 20, 2005, at 8:45 AM (Eastern Time) to discuss first quarter earnings and the acquisition of Crosstown Traders, Inc. To listen to the conference call, please dial 1-866-219-5268 with the passcode 2594 approximately 10 minutes prior to the scheduled event. The conference call will also be simulcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

This press release, a slide presentation, and a transaction summary sheet will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives prior to
8:45 AM Eastern time on Friday May 20, 2005 on the Company's corporate website, www.charmingshoppes.com. An audio rebroadcast of the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following the live conference.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material. It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission. Accessing this call or the rebroadcast represents consent to these terms and conditions. Participation in this call serves as consent to having any comments or statements made appear in any transcript, broadcast or rebroadcast of this call.

The Company's conference call and related materials available on our website will contain and this press release contains certain forward-looking statements concerning the Company's proposed acquisition of Crosstown Traders, Inc. and its and the Company's operations, performance, and financial condition. These forward-looking statements include statements regarding future performance, sales, expenses, gross margin, capital expenditures, earnings per share, and other matters. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to complete the acquisition of Crosstown Traders, Inc. or the related financing arrangements, or to successfully integrate its operations with Charming Shoppes, Inc., the failure to implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, the failure to successfully implement the Company's business plan for Crosstown Traders, Inc., changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow to the Company's retail stores from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT: Investor Contact:
                  Gayle M. Coolick
                  Director of Investor Relations, Charming Shoppes, Inc.
                  (215) 638-6955

                  Media Hotline
                  (215) 638-6662